Exhibit 4.1

Execution Version

THIRD SUPPLEMENTAL INDENTURE
Valaris Limited
and
the Guarantors named herein
SENIOR SECURED FIRST LIEN NOTES DUE 2028
THIRD SUPPLEMENTAL INDENTURE
Dated as of June 14, 2022,
WILMINGTON SAVINGS FUND SOCIETY, FSB,
As Trustee and First Lien Collateral Agent

This THIRD SUPPLEMENTAL INDENTURE, dated as of June 14, 2022, (this “Supplemental Indenture”) is among Valaris Limited, an exempted company incorporated under the laws of Bermuda with registration number 56245, (the “Company”), Ensco (Thailand) Limited, a limited company organized under the laws of Thailand and a subsidiary of the Company (the “Guaranteeing Subsidiary”) and Wilmington Savings Fund Society, FSB, as trustee and as first lien collateral agent (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors and the Trustee entered into an Indenture, dated as of April 30, 2021 (as amended by that certain First Supplemental Indenture dated as of July 6, 2021, that certain Second Supplemental Indenture dated as of January 11, 2022, and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s Senior Secured First Lien Notes due 2028 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall become a Guarantor;
WHEREAS, Section 9.01(i) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add any additional Guarantor with respect to the Notes, without the consent of the Holders of the Notes; and
WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation, Articles of Association and the Bylaws (or comparable constituent documents) of the Company and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed;
NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guaranteeing Subsidiary and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:
Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.
Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
Section 3. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guaranteeing Subsidiary and the Trustee.
Section 4. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, by its execution of this Supplemental Indenture, to be bound by the provisions of the Indenture applicable to Guarantors to the extent provided for and subject to the limitations therein, including Article 10 thereof.
Section 5. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
Section 7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

VALARIS LIMITED

By:	/s/ Darin Gibbins
Name:	Darin Gibbins
Title:	Interim Chief Financial Officer and VP – Investor Relations & Treasurer
[Signature Page to Third Supplemental Indenture]

GUARANTEEING SUBSIDIARY:

ENSCO (THAILAND) LIMITED

By:	/s/ Abhay Shetty
Name:	Abhay Shetty
Title:	Director
[Signature Page to Third Supplemental Indenture]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee and First Lien Collateral Agent

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

[Signature Page to Third Supplemental Indenture]